Exhibit 99.1

SEESMART TECHNOLOGIES, INC.

Financial Statements

December 31, 2011 and 2010

(With Independent Auditors’ Report Thereon)

Exhibit 99.1

Seesmart Technologies, Inc.

Independent Auditors’ Report

The Board of Directors and Stockholders

Revolution Lighting Technologies, Inc.:

We have audited the accompanying balance sheets of Seesmart Technologies, Inc. (the Company) as of December 31, 2011 and 2010, and the related statements of operations, stockholders’ deficit, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Seesmart Technologies, Inc., as of December 31, 2011 and 2010, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1, on December 20, 2012, Seesmart Technologies, Inc. was acquired by Revolution Lighting Technologies, Inc.

/s/ KPMG LLP

Los Angeles, California

March 22, 2013

Seesmart Technologies, Inc.

Balance Sheets

	December 31, 2011	December 31, 2010
ASSETS
Current Assets:
Cash and cash equivalents	$813,176	$39,429
Trade accounts receivable, net of allowance for doubtful accounts of $214,017 in 2011 and $62,565 in 2010	1,721,437	143,767
Inventories	1,028,776	91,621
Prepaid expenses	155,863	10,571
Other assets	6,908	—

Total current assets	3,726,160	285,388
Property and equipment, net	349,959	352,321
Other assets	20,000	20,000

	$4,096,119	$657,709

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current Liabilities:
Accounts payable	$1,883,368	$1,078,888
Accrued liabilities	1,570,265	1,177,950
Deferred revenue	532,062	376,834
Customer deposits	1,292,330	461,039
Other debt	30,130	90,172
Notes payable to stockholders and related parties	300,000	1,314,170
Convertible notes payable	2,293,137	—
Other current liabilities	230,760	22,816

Total current liabilities	8,132,052	4,521,869
Deferred revenue	1,245,472	892,084

Total liabilities	9,377,524	5,413,953
Commitments and contingencies (Note 7)
Stockholders’ Deficit:
Preferred stock, par value $0.001, 10,000,000 shares authorized, none issued and outstanding	$—	$—
Common stock, par value $0.001, 250,000,000 shares authorized, 103,874,376 and 97,844,307 issued and outstanding at December 31, 2011 and 2010, respectively	103,874	97,844
Additional paid-in capital	3,525,095	1,673,344
Accumulated deficit	(8,910,374)	(6,527,432)

Total stockholders’ deficit	(5,281,405)	(4,756,244)

Total liabilities and stockholders’ deficit	$4,096,119	$657,709

See accompanying notes to financial statements.

Seesmart Technologies, Inc.

Statements of Operations

	Year Ended December 31,
	2011	2010
Net sales	$9,399,664	$4,319,730
Cost of sales	6,284,536	3,401,151

Gross profit	3,115,128	918,579
Operating expenses:
Selling, general and administrative	5,240,690	3,457,686

Total operating expenses	5,240,690	3,457,686

Operating loss	(2,125,562)	(2,539,107)
Non-operating expense:
Interest expense	(257,380)	(162,180)
Gain on extinguishment of debt	—	162,770

Total non-operating expense, net	(257,380)	590

Loss before income taxes	(2,382,942)	(2,538,517)
Provision for income taxes	—	—

Net loss	$(2,382,942)	$(2,538,517)

Basic and diluted loss per common share	$(0.02)	$(0.03)

Basic and diluted weighted average shares outstanding	101,658,486	87,459,255

See accompanying notes to financial statements.

Seesmart Technologies, Inc.

Statements of Stockholders’ Deficit

	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount
Balance, January 1, 2010	86,213,140	$86,213	$451,987	$(3,988,915)	$(3,450,715)
Proceeds of equity offerings	2,943,862	2,944	452,857	—	455,801
Stock awards to nonemployees	559,905	560	68,125	—	68,685
Issuance of common stock to extinguish debt	8,127,400	8,127	700,375	—	708,502
Net loss	—	—	—	(2,538,517)	(2,538,517)

Balance, December 31, 2010	97,844,307	$97,844	$1,673,344	$(6,527,432)	$(4,756,244)
Proceeds of equity offerings	4,810,121	4,810	1,240,372	—	1,245,182
Stock issued for services	1,219,948	1,220	518,727	—	519,947
Beneficial conversion feature on convertible debt	—	—	92,652	—	92,652
Net loss	—	—	—	(2,382,942)	(2,382,942)

Balance, December 31, 2011	103,874,376	$103,874	$3,525,095	$(8,910,374)	$(5,281,405)

See accompanying notes to financial statements.

Seesmart Technologies, Inc.

Statements of Cash Flows

	Year Ended December 31,

	2011	2010
Cash flows from operating activities:
Net loss	$(2,382,942)	$(2,538,517)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation	183,492	142,659
Stock issued for services	519,947	68,685
Non-cash interest expense	69,489	—
Gain on extinguishment of debt	—	(162,770)
Changes in operating assets and liabilities:
(Increase) decrease in:
Trade accounts receivable, net	(1,577,670)	(2,974)
Inventories	(937,155)	246,729
Prepaid expenses	(145,292)	48,061
Other assets	(6,908)	—
Increase (decrease) in:
Accounts payable	804,480	348,810
Accrued expenses	392,315	786,098
Other payables	207,944	(24,755)
Deferred revenue and customer deposits	1,339,907	1,207,857

Net cash (used in) provided by operating activities	(1,532,393)	119,883

Cash flows from investing activities:
Purchase of property and equipment	(181,130)	(180,710)

Net cash used in investing activities	(181,130)	(180,710)

Cash flows from financing activities:
Payments on debt	(1,074,212)	(557,801)
Proceeds from issuance of debt	2,316,300	139,362
Proceeds from issuance of common stock	1,245,182	455,801

Net cash provided by financing activities	2,487,270	37,362

Net change in cash and cash equivalents	773,747	(23,465)
Cash and cash equivalents, beginning of year	39,429	$62,894

Cash and cash equivalents, end of year	$813,176	$39,429

See accompanying notes to financial statements.

Seesmart Technologies, Inc.

Notes to Financial Statements

(1)	Summary of Significant Accounting Policies

(a)	Description of Business

Seesmart Technologies, Inc. (Seesmart, the Business or the Company) consists of the business acquired by Revolution Lighting Technologies, Inc. (Revolution) on December 20, 2012 for consideration of $10.1 million in cash, 7.7 million shares of common stock and 11,915 shares of Series D convertible preferred stock. The Business has operated under various capital and legal structures as a result of recapitalization transactions reflected in these financial statements and described below and in Note 9. The legal entities through which the Business has operated are Seesmart, Inc., a Delaware corporation, Seesmart Holdings, Inc., a Canadian corporation, and Seesmart Technologies, Inc., a Nevada corporation (see Note 9). The Business represents the sole operations of the entities throughout the periods presented.

The Business is a manufacturer, distributor and marketer of lighting solutions that exclusively utilize light emitting diodes (LEDs) as their light source. The Company has designed and developed an extensive product line and manufactures products both in the United States and through several contract manufacturers in Asia. The Company’s products are specifically designed for use in both retrofit and new construction applications by commercial, industrial, government and, to a lesser extent, residential customers. The Company distributes its products through an exclusive distribution network as well as through direct sales channels.

(b)	Acropolis Merger

In January 2011, in connection with the merger of Acropolis Finance, Inc. (Acropolis), a shell company with no assets and minimal liabilities, with Seesmart, Inc., Acropolis acquired all the outstanding shares of Seesmart, Inc. in exchange for its own shares. Subsequently Acropolis changed its name to Seesmart Holdings, Inc. As a result of the recapitalization transaction, the shareholders of Seesmart, Inc. acquired 86% of the voting shares of the combined entities. The transaction has been accounted as a reverse merger of Seesmart, Inc. by Acropolis, with Seesmart being the accounting acquirer. Accordingly, the financial statements reflect the historical financial position, results of operations and financial position of Seesmart for all periods presented and include the accounts of Seesmart Holdings and its wholly owned subsidiary.

(c)	Basis of Presentation

Share data included in these financial statements reflect the impact of the recapitalization described above, as well as the recapitalization described in Note 9 in a manner similar to stock splits or reverse stock splits. Stockholders’ deficit, including all share and per share amounts, for all periods presented have been retroactively adjusted to reflect the number of shares of common stock outstanding of Seesmart Technologies, Inc. at the time of the merger with Seesmart, Inc.

These financial statements do not reflect any adjustments that may be required as a result of the acquisition by Revolution Lighting Technologies Inc. on December 20, 2012.

The accompanying financial statements are presented in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP).

Seesmart Technologies, Inc.

Notes to Financial Statements

(d)	Liquidity

In order to fund the Company’s business and operations, the Company has relied primarily upon sales of core products and management of working capital. The Company has also received loans from shareholders and other individuals familiar with the Company or certain of its distributors and upfront licensing fees from their distributors.

At December 31, 2011 and 2010, the Company had cash and cash equivalents of approximately $813,176 and $39,429, respectively. Management believes that current resources will be sufficient to fund operations and future expenditures for the foreseeable future. In that regard, subsequent to the December 20, 2012 acquisition of the Business by Revolution, the Business received working capital contributions from Revolution aggregating approximately $5,345,000. Projected expenditures are based upon numerous assumptions and subject to many uncertainties, and the actual expenditures may be significantly different from projections. Although the Company has obtained a financing facility during 2012, it may be required to obtain additional funding in order to execute its long-term business plans; however it does not currently have commitments from any third parties to provide it with working capital. If the Company fails to obtain additional funding when needed, it may not be able to execute its business plans and the business may suffer, which would have a material adverse effect on its financial position, results of operations, and cash flows.

(e)	Use of Estimates

The preparation of the financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts in the financial statements and notes thereto. Significant estimates and assumptions reflected in the financial statements include, but are not limited to: revenue recognition, the allowance for doubtful accounts, inventory valuation, accrued liabilities, warranty reserve, income taxes, and fair value of common stock issued for other than cash, accounting for merger transactions, and evaluating long-lived assets for impairment. Actual results could differ significantly from those estimates.

(f)	Financial Instruments

FASB Accounting Standards Codification (ASC) 820, Fair Value Measurements and Disclosures (ASC 820) defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. ASC 820 also establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The standard describes three levels of inputs that may be used to measure fair value:

Level 1 – Quoted prices in active markets for identical assets or liabilities.

Level 2 – Inputs other than quoted prices included within Level 1 that are either directly or indirectly observable.

Level 3 – Unobservable inputs that are supported by little or no market activity, therefore requiring an entity to develop its own assumptions about the assumptions that market participants would use in pricing.

Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of December 31, 2011 and 2010. The Company uses the

Seesmart Technologies, Inc.

Notes to Financial Statements

market approach to measure fair value for its Level 1 financial assets and liabilities, which includes cash equivalents of approximately $813,176 and $39,429 at December 31, 2011 and 2010, respectively. The market approach uses prices and other relevant information generated by market transactions involving identical or comparable assets or liabilities. The respective carrying value of certain financial instruments approximated their fair values. These financial instruments include cash, trade accounts receivable, related party payables, accounts payable, accrued liabilities and convertible debt. Fair values were assumed to approximate carrying values for these financial instruments since they are short term in nature and their carrying amounts approximate fair values or they are receivable or payable on demand.

(g)	Comprehensive Income (Loss)

The Company accounts for comprehensive income (loss) in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 220, Comprehensive Income, which requires comprehensive income (loss) and its components to be reported when a company has items of comprehensive income (loss). Comprehensive income (loss) includes net income (loss) plus other comprehensive income (loss) (i.e., certain revenues, expenses, gains, and losses reported as separate components of members’ capital rather than in net loss). For the years ended December 31, 2011 and 2010, comprehensive loss consists only of net loss, and therefore, a statement of comprehensive income (loss) has not been included in these financial statements.

(h)	Concentration of Credit Risk

Financial instruments that potentially subject the Company to a concentration of credit risk consist of cash and cash equivalents and accounts receivable. Cash and cash equivalents are deposited in demand and money market accounts in a single financial institution. Deposits held with banks may exceed the amount of insurance provided on such deposits. The Company has not experienced any losses on its deposits of cash or money market accounts during the years ended December 31, 2011 and 2010.

(i)	Cash

For purposes of the statements of cash flows, cash equivalents include all highly liquid debt instruments with original maturities of three months or less when purchased.

(j)	Accounts Receivable

Accounts receivable are recorded at the invoiced amount and do not bear interest. Amounts collected on accounts receivable are included in net cash provided by operating activities in the statements of cash flows. The Company maintains an allowance for doubtful accounts for estimated losses expected in its accounts receivable portfolio. In establishing the required allowance, management considers historical losses adjusted to take into account current market conditions and the customers’ financial condition, the amount of receivables in dispute, and the current receivables aging and current payment patterns. Past-due balances are reviewed individually for collectability. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. The provision for doubtful accounts is recorded in the financial statements as an operating expense.

Seesmart Technologies, Inc.

Notes to Financial Statements

(k)	Inventories

Inventories, which primarily consist of purchased products for resale, are stated at the lower of cost or market. Cost is determined using the first-in, first-out method. At December 31, 2011 and 2010 approximately $746,599 and $0, respectively, were held by the Company’s logistics supplier. Cash received in advance from our logistics supplier is treated as a customer deposit and revenue is recognized when the inventory is delivered to the ultimate customer.

(l)	Property and Equipment

Property and equipment are valued at cost. Depreciation is being provided by use of the straight-line method over the estimated useful lives of the assets. Estimated useful lives are as follows:

Motor vehicles	5 years
Computer equipment	3 or 5 years
Leasehold improvements	Lesser of lease term or estimated useful life
Office furniture and equipment	7 years
Machinery and equipment	5 years

Repairs and maintenance are expensed as incurred. Expenditures that increase the value or productive capacity of assets are capitalized. When property and equipment are retired, sold, or otherwise disposed of, the assets carrying amount and related accumulated depreciation are removed from the accounts and any gain or loss is included in operations.

(m)	Long-Lived Assets

The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying value of the asset may not be recoverable. If such circumstances are present, the Company assesses recoverability based on the future undiscounted cash flows of the related asset or asset group over the remaining life compared to its carrying value. If the undiscounted cash flows exceed the carrying value, no impairment is indicated. If impairment exists, the asset or asset group is adjusted to fair value based on quoted market prices or another valuation technique, such as discounted cash flow analysis, and the appropriate charge and balance sheet adjustment are recorded. If a long-lived asset is to be sold, the asset is reported at the lower of the carrying amount or fair value less cost to sell, with fair value measured as discussed above. For the years ended December 31, 2011 and 2010, no impairment charges were recorded.

(n)	Warranties and Product Liability

Since inception, the Company’s products are warranted to be free of defects in materials and workmanship for periods ranging from one to seven years as applicable based on the product group. All warranties are limited to the replacement of the applicable product solely during the applicable warranty period upon verification of purchase and proof of proper use and handling.

The following warranties are provided:

a.	Seven Year Warranty: includes Exterior Luminaries, certain Street Lights and certain Wall Washers.

b.	Five Year Warranty: includes High Bay Lights, certain Street Lights, Low Bay Lights, and Tube Lights

Seesmart Technologies, Inc.

Notes to Financial Statements

c.	Three Year Warranty: includes High Power Bulbs, Household Bulbs, Canopy Lights, PAR Lights, Tunnel Lights, Downlights, Interior Grid Lights and certain Wall Washers.

d.	One Year Warranty: includes Candelabras, Spotlights, and Accessories.

Changes in the Company’s warranty liability for the years ended December 31, 2011 and 2010 are as follows:

	2011	2010
Warranty reserves at January 1,	$142,157	$79,251
Provisions for current year sales	222,737	108,237
Current year claims	(68,931)	(45,331)

Warranty reserves at December 31,	$295,963	$142,157

(o)	Common Stock Issuances

The Company issues common stock to raise capital, to settle debt obligations, and to pay for services rendered, and to satisfy the conversion of convertible debt; generally common stock shares issued are fully vested. Cash proceeds from common stock offerings are recorded net of the issuance costs. Common stock shares issued to settle nonconvertible debt and to pay for services is recorded based on the estimated value of the share issued which is determined by reference to market prices and the proceeds of common stock issued for cash in the period in which the debt or services are settled. Although after the Acropolis merger, the Company’s shares were listed on the Frankfurt Stock Exchange and after the OneFi merger, the Company’s shares were traded in the U.S. over-the-counter, share volume was not sufficient to establish an active trading market for use to value shares issued by the Company.

(p)	Revenue Recognition

The Company recognizes revenue at the time merchandise is delivered to its customers, payments are reasonably assured, the fees are fixed or determinable, evidence of an arrangement exists in the form of valid purchase order, and no further performance obligation exists. Revenues from merchandise shipped to a logistics supplier, who has the contractual right to return merchandise in inventory, are recognized when the merchandise is delivered by the logistics supplier to the end user. Payments received from the logistics supplier prior to recognizing the related revenue are recorded as customer deposits. At December 31, 2011 such amounts aggregated $1,272,789; there were no such customer deposits at December 31, 2010. Shipping and handling charges, billed to customers, are included in net sales, with the related costs included in operating expenses. Shipping and handling charges included in revenues and operating expenses amounted to approximately $117,009 and $73,824 for the years ended December 31, 2011 and 2010, respectively.

The Company, at times, collects sales tax on its sales to customers. These sales taxes are accounted for by the Company on a net basis and excluded from revenue.

Sales discounts are netted against sales and were $16,092 and $19,225, respectively, for the years ended December 31, 2011 and 2010.

Licensing fees are paid by distributors to the Company in order for the rights to purchase and resell the Company’s inventory. Licensing fees are paid up front, and are then amortized by the Company

Seesmart Technologies, Inc.

Notes to Financial Statements

over the term of the contracts which range from three to ten years. For the years ended December 31, 2011 and 2010, the Company recorded license fees of $472,384 and $222,612, respectively, which are included in net sales in the accompanying statements of operations.

(q)	Income Taxes

The Company accounts for income taxes under the provisions of Accounting Standards Codification (ASC) 740, Income Taxes. The objectives of accounting for income taxes are to recognize the amount of taxes payable or refundable for the current year and deferred tax liabilities and assets for the future tax consequences of events that have been recognized in the Company’s financial statements or tax returns. Fluctuations in the actual outcome of these future tax consequences could materially impact the Company’s financial position or its results of operations.

(r)	Advertising

The Company’s advertising costs, consisting primarily of placements in multiple publications and the design and printing costs of sales materials are expensed as incurred. Advertising and marketing expense for the years ended December 31, 2011 and 2010 amounted to $153,476 and $259,330, respectively.

(s)	Research and Development

Research and development costs to develop new products are charged to expense as incurred. Research and development expense for the years ended December 31, 2011 and 2010 totaled $339,056 and $408,109, respectively.

(t)	Major Customers

Revenue from one customer represented approximately 23% of the Company’s revenue for the year ended December 31, 2011. The accounts receivable balance for that customer amounted to $1,230,094 at December 31, 2011. No customer represented more than 10% of the Company’s revenue for the year ended December 31, 2010.

(u)	Major Suppliers

Purchases from three vendors amounted to approximately $5,570,301 and $1,688,682, or 58% and 42%, of total purchases for the years ended December 31, 2011 and 2010, respectively. At December 31, 2011 and 2010, approximately $1,249,998 and $478,165, respectively, was due to these vendors.

(v)	Net Loss Per Share

Basic net loss per share is computed by dividing net loss by the weighted average common shares outstanding for the period. Diluted loss per share is computed giving effect to all potentially dilutive common shares. In periods in which a net loss has been incurred, all potentially dilutive common shares are considered anti-dilutive and are excluded from the calculation. Common stock equivalents of 4,825,625 relating to the Company’s convertible notes payable on an as if converted basis have not been included in the calculation of net loss per share for the year ended December 31, 2011 because the effect is anti-dilutive.

Seesmart Technologies, Inc.

Notes to Financial Statements

(2)	Inventories

Purchased finished goods as of December 31, 2011 and 2010 totaled $1,028,776 and $91,621, respectively, net of write-downs for obsolescence which totaled $128,261 and $0 at December 31, 2011 and 2010, respectively.

(3)	Property and Equipment, net

A summary of property and equipment as of December 31, 2011 and 2010 is as follows:

	December 31,
	2011	2010
Computer hardware and software	$395,156	$351,658
Furniture and fittings	55,978	38,256
Machinery and equipment	143,650	59,260
Construction in progress	147,389	111,869

	742,173	561,043
Less: accumulated depreciation	(392,214)	(208,722)

	$349,959	$352,321

Depreciation expense amounted to $183,492 and $142,659 for the years ended December 31, 2011 and 2010, respectively.

(4)	Debt

The following table summarizes the Company’s debt balance at December 31, 2011 and 2010:

	December 31,
	2011	2010
Convertible notes payable	$2,293,137	$—
Notes payable to stockholders and related parties	300,000	1,314,170
Other debt	30,130	90,172

	$2,623,267	$1,404,342

Convertible Notes Payable—During 2011, the Company issued $2,316,300 of convertible notes payable that mature within one year and bear interest at 8%. At the holders’ option, the notes are convertible into shares of the Company’s common stock at a conversion price of $0.48 per share. The Company may voluntarily repay the notes prior to their maturity date together with a premium of 10% on the principal. The holders of the notes have the right to accelerate repayment upon a change in control together with a premium of 20% on the principal. The notes do not contain debt covenants.

The Company reviewed the convertible debt in accordance with FASB ASC 470-20, “Debt with Conversion and Other Options” to determine if a beneficial conversion feature (BCF) was present. As the conversion option was in-the-money at issuance, the Company recognized a BCF. Of the total proceeds received, $92,652 was allocated to the BCF and was recorded as a reduction to the carrying value of the convertible notes payable. The value of the BCF is accreted back to the carrying value of the convertible

Seesmart Technologies, Inc.

Notes to Financial Statements

notes payable as non-cash interest expense. The Company recorded non-cash interest expense totaling $69,489 for the year-ended December 31, 2011.

The Company also considered ASC 815-15, “Embedded Derivatives” related to the conversion feature of the notes, the Company’s repurchase rights, and the holders’ accelerated redemption rights upon a change in control. The Company determined that the holders’ accelerated redemption rights represented an embedded derivative and should be bifurcated from the host debt. However, due to the insignificant fair value resulting from the probability assessment at issuance and at December 31, 2011, no value was ascribed to the derivative liability.

Other Debt—On March 19, 2010, the Company entered into a $100,062 unsecured loan with Epicor for financing of ERP software. Under the terms of the loan, the Company makes a monthly payment of $5,918, with a compounded interest rate at 8%. The remaining balance as of December 31, 2011 and 2010 is $0 and $51,526, respectively.

On November 14, 2010, the Company entered into a secured financing arrangement for $39,300 with Chase Bank for the purchase of a motor vehicle. Under the terms of the arrangement, the Company makes a monthly principal payment of $655. The remaining balance as of December 31, 2011 and 2010 is $30,130 and 38,646, respectively.

Notes Payable to Stockholders and Related Parties—The Company has multiple loans from Frank Lo, shareholder. Year-end balances at December 31, 2011 and December 31, 2010 were $300,000 and $500,000, respectively. The loans bear interest at a rate of 6% per year and mature on January 1, 2014, but are callable by the Company.

The Company had two loans from Raymond Sjolseth, officer and shareholder. Year-end balances at December 31, 2011 and 2010 were $0 and $300,000, respectively. The loans bore interest at a rate of 6% per year and were repaid during 2011.

The Company had two loans from Ken Ames, officer and shareholder. Year-end balances at December 31, 2011 and 2010 were $0 and $300,000, respectively. The loans bore interest at a rate of 6% per year and were repaid during 2011.

The Company had a loan from Ask Diversified, a company affiliated with Raymond Sjolseth and Ken Ames, officers and shareholders. Year-end balances at December 31, 2011 and 2010 were $0 and $214,170, respectively. The loan bore interest at a rate of 6% per year and was repaid during 2011.

Seesmart Technologies, Inc.

Notes to Financial Statements

(5)	Income Taxes

The provision for income taxes is zero for the years ended December 31, 2011 and 2010 as the deferred tax benefit resulting from the pretax net loss was offset by an increase of the deferred tax valuation allowance.

As of December 31, 2011, the Company had net operating loss carry forwards for federal and state income tax purposes of approximately $4,537,376 and $4,371,232, respectively, which expire between 2021 and 2031. As of December 31, 2010, the Company had net operating loss carry forwards for federal and state income tax purposes of approximately $3,825,494 and $3,822,294, respectively. Generally, these can be carried forward and applied against future taxable income. As result of the recapitalization transactions and the acquisition of the Company by Revolution the utilization of Company’s net operating loss carry forwards are subject to limitations by the change in control provisions of Section 382 of the Internal Revenue Code. The Company has not yet performed an analysis of such limitations.

Components of deferred tax assets (liabilities) are as follows:

	December 31,
	2011	2010
Deferred tax assets – current
263A – capitalization	$115,494	$489
Allowance for bad debt	84,960	24,866
Reserve for warranty claim	117,491	56,500
Inventory write-downs	50,917	—
Accrued expenses	252,186	168,073

Total current asset	621,048	249,928
Deferred tax assets – long term:
Deferred revenue	354,138	56,582
Donation	1,072	—
Federal net operating loss carryforwards	1,542,708	1,300,668
State net operating loss carryforwards	249,067	219,589

Total long term assets	2,146,985	1,576,839

Total deferred tax assets	2,768,033	1,826,767
Deferred tax liabilities – long term:
Depreciation	(52,665)	(35,035)

Total long term liabilities	(52,665)	(35,035)
Total deferred tax liabilities	(52,665)	(35,035)

Less: Valuation allowance	(2,715,368)	(1,791,732)

Net deferred tax assets	$—	$—

In accordance with FASB ASC 740, Income Taxes, valuation allowances are provided against deferred tax assets if, based on the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. The Company has evaluated its ability to realize the deferred tax assets on its balance sheet and has established a valuation allowance in the amount of $2,715,368 at December 31, 2011, an increase of approximately $923,636 over December 31, 2010.

Seesmart Technologies, Inc.

Notes to Financial Statements

The Company recognizes the tax benefits of a tax position if the Company determines that it is more likely than not that a tax position will be sustained based on the technical merits of the position, on the presumption that the position will be examined by the appropriate taxing authority that would have full knowledge of all relevant information. The tax position is measured at the largest amount of benefit that is greater than 50 percent likely of being realized upon ultimate settlement.

The Federal and California State tax returns are open for audit for the years ending December 31, 2009 and after.

(6)	Statements of Cash Flows

Interest payments for the years ended December 31, 2011 and 2010 were $187,891 and $162,180, respectively. Income taxes paid for these years were $0.

During 2010, the Company issued 8,127,400 shares of common stock to extinguish $871,272 of outstanding principal and accrued interest on notes. During 2010, the Company entered into a $100,062 unsecured loan with Epicor for financing of ERP software.

(7)	Commitments and Contingencies

(a)	Leases

On July 29, 2009, the Company entered into an operating lease agreement expiring on October 31, 2012. An officer of the Company personally guarantees the lease. During 2012, the Company extended the lease through October 31, 2015. Pursuant to the lease agreements, the Company is also responsible for maintaining certain minimum insurance requirements as well as the Company’s portion of certain common area maintenance charges and property taxes.

The following is a schedule by year of future minimum rental payments required under operating leases that have noncancelable lease terms in excess of one year as of December 31, 2011:

Year ending December 31:
2012	$175,620
2013	190,352
2014	194,159
2015	164,487

$724,618

Rent expense amounted to $270,472 and $226,460 for the years ended December 31, 2011 and 2010, respectively.

(b)	Litigation and Contingencies

The Company is subject to legal actions and potential claims losses, incurred and reported, as well as incurred but not reported. A lawsuit was filed on January 20, 2011 against Seesmart, Inc. on behalf of a distributor claiming a breach of their distribution agreement, which was entered into on April 29, 2010. On May 2, 2012, the Company settled the suit with the distributor.

Seesmart Technologies, Inc.

Notes to Financial Statements

In the ordinary course of conducting its business, the Company becomes involved in various claims and legal actions. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company’s financial position, results of operations, or liquidity.

(8)	Related Party Transactions

The Company obtained management services from Progress 44, Inc., a company affiliated with Raymond Sjolseth, officer and shareholder. The Company paid $214,167 and $0 to Progress 44, Inc. for the years ended December 31, 2011 and 2010, respectively.

The Company obtained services from Ask Diversified, a company affiliated with Raymond Sjolseth and Ken Ames, officers and shareholders. The Company paid $207,671 and $79,500 to Ask Diversified for the years ended December 31, 2011 and 2010, respectively.

In 2010 the Company issued common stock valued at $39,200 to relatives of Ken Ames and Raymond Sjolseth, officers and shareholders.

The Company obtained contract labor from Michelle Ames, a relative of Ken Ames, officer and shareholder. The Company paid $2,500 and $26,250 to Michelle Ames for the years ended December 31, 2011 and 2010, respectively.

The Company obtained contract labor from Jennifer Sjolseth, a relative of Raymond Sjolseth, officer and shareholder. The Company paid $0 and $11,279 to Jennifer Sjolseth for the years ended December 31, 2011 and 2010, respectively.

A consulting firm owned by the Company’s chief operating officer provides consulting services to a distributor of the Company. The Company recorded revenue totaling $1,508,887 and $320,326 from this distributor for the years ended December 31, 2011 and 2010, respectively. At December 31, 2011, the Company had accounts receivable due from the distributor totaling $424,827. At December 31, 2010, the Company had accounts payable due to the distributor totaling $43,068.

(9)	Subsequent Events

The Company evaluated subsequent events from the balance sheet date through March 22, 2013, the date at which the financial statements were available to be issued.

In February 2012, Seesmart Holdings, Inc. (Holdings) and OneFi Technology, Inc. (OneFi), a shell corporation with no assets and minimal liabilities, as further described below, entered into a merger agreement pursuant to which OneFi acquired all the outstanding shares of Seesmart, Inc., Holdings’ only asset, in exchange for newly issued shares of OneFi. As an integral part of the transaction the principal shareholders of Holdings acquired a direct controlling interest in OneFi by acquiring the majority of the common shares of OneFi immediately prior to the merger. The recapitalization transaction has been accounted for as a reverse merger of Seesmart, Inc. by OneFi which was renamed Seesmart Technologies, Inc. In addition, then outstanding convertible notes of Seesmart, Inc. were converted to convertible notes of Seesmart Technologies, Inc.

In August 2012 the Company entered into a factoring arrangement with a financing institution pursuant to which the Company sells eligible receivables as defined in the related agreement on a full recourse basis. The agreement expires in August 2013 but is automatically extended unless the Company provides prior written notice to terminate the agreement between 45 and 90 days prior to expiration.

Seesmart Technologies, Inc.

Notes to Financial Statements

Subsequent to December 31, 2011, Seesmart redeemed in cash $837,000 of convertible notes and exchanged convertible notes maturing in 2012 aggregating to $1,479,300 for an equivalent amount of convertible notes with similar terms expiring in 2013. In addition, the Company issued $1,215,000 of new convertible notes to new note holders for cash.

Subsequent to December 31, 2011 and the OneFi recapitalization transaction described above, Seesmart sold 1,950,991 shares of common stock to a third party in exchange for an aggregate consideration of $1,000,000.

Subsequent to the December 20, 2012, acquisition of the Business by Revolution Lighting Technologies, Inc., as described in Note 1, the Business received working capital contributions from Revolution aggregating approximately $5,345,000. Revolution also repaid the Business’ convertible debt aggregating $1,527,050 including principal, interest, and a 20% change-of-control premium on principal. It is expected that an additional $1,894,542 of convertible debt will also be repaid by Revolution.

On March 7, 2013, the Company notified its master logistics supplier of the Company’s intent to terminate its relationship.